SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) January 27, 2002

Jenny Craig, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-10887	33-0366188

(Commission File Number)	(IRS Employer Identification No.)

11355 North Torrey Pines Road, La Jolla, California	92037

(Address of Principal Executive Offices)	(Zip Code)

(858) 812-7000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed since Last Report)

Item 5. Other Events
Item 7. Exhibits
Exhibit 2.1
Exhibit 10.1
Exhibit 10.2
Exhibit 99.1

Item 5. Other Events

     On January 28, 2002, Jenny Craig, Inc. (the “Company”) announced that it had entered into an Agreement and Plan of Merger, dated as of January 27, 2002 (the “Merger Agreement”), with J Holdings Corp. (“Parent”) and J Acquisition Corp. (“Purchaser”), a direct wholly owned subsidiary of Parent. Pursuant to the Merger Agreement, Purchaser will be merged with and into the Company (the “Merger”) and the Company will survive the Merger as a direct subsidiary of Parent. At the Effective Time of the Merger (as defined in the Merger Agreement), the stockholders of the Company will receive $5.30 in cash for each outstanding share of common stock, par value $0.000000005 per share, of the Company. Consummation of the Merger is subject to customary conditions, including the approval of the stockholders of the Company, the receipt of required regulatory approvals, and the receipt of the required financing under the Parent’s financing commitments. In accordance with and subject to the terms and conditions of the Merger Agreement, the Company has the right to terminate the Merger Agreement if it receives an unsolicited bona fide proposal to acquire the Company on terms which its Board of Directors and a special committee of its independent directors have determined to be more favorable to the Company’s stockholders than the Merger, if the termination is effected prior to 5:00 p.m. pacific time on March 29, 2002 or prior to a vote of stockholders in favor of the Merger, whichever is earlier, and certain other conditions are met. In the event of any such termination, the Company would be required to pay a termination fee of $4,875,000. A copy of the Merger Agreement is included herein as Exhibit 2.1 and a copy of the press release of the Company with respect to the Merger is included as Exhibit 99.1.

     Concurrently with the execution of the Merger Agreement, the Company, Sidney Craig, Jenny Craig, Craig Enterprises, Inc. (“CEI”), SJF Enterprises, Inc. (“SJF”), DA Holdings, Inc. (“DA”), J Holdings Corp. and J Acquisition Corp. entered into a Stockholders’ Voting Agreement (the “Voting Agreement”) pursuant to which Mr. Craig, Mrs. Craig, CEI, SJF and DA have agreed to vote shares beneficially owned by them representing approximately 66.9% of common stock of the Company in favor of the Merger. The agreement to vote in favor of the Merger terminates on the earlier of the Effective Time of the Merger or the termination of the Merger Agreement in accordance with its terms. A copy of the Voting Agreement is attached hereto as Exhibit 10.1.

     SJF has also executed a commitment letter (the “SJF Commitment Letter”) addressed to Parent pursuant to which SJF has agreed to contribute 754,717 shares of common stock of the Company to Parent immediately prior to the consummation of the Merger in exchange for shares of common stock of Parent representing twenty percent (20%) of the outstanding common stock of Parent and shares of preferred stock of Parent representing twenty percent (20%) of the outstanding preferred stock of Parent. A copy of the SJF Commitment Letter is attached hereto as Exhibit 10.2.

     The Merger Agreement, the Voting Agreement, SJF Commitment Letter and the press release are incorporated by reference into this Item 5 and the foregoing description of such documents and the Merger is qualified in its entirety by reference to such documents.

Item 7. Exhibits

     Exhibit 2.1. Agreement and Plan of Merger, dated January 27, 2002, by and among Jenny Craig, Inc., J Holdings Corp. and J Acquisition Corp.

     Exhibit 10.1. Stockholders’ Voting Agreement, dated January 27, 2002, by and among Jenny Craig, Inc., Sidney Craig, Jenny Craig, Craig Enterprises, Inc., SJF Enterprises, Inc., DA Holdings, Inc., J Holdings Corp. and J Acquisition Corp.

     Exhibit 10.2. Commitment Letter from SJF Enterprises, Inc., dated January 27, 2002, addressed to J Holdings Corp.

     Exhibit 99.1. Press Release, dated January 28, 2002, announcing the execution of the Agreement and Plan of Merger.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JENNY CRAIG, INC.

(Registrant)

Date	January 29, 2002	By	/s/ JAMES S. KELLY

JAMES KELLY, Vice President and Chief Financial Officer